Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 21, 2019, with respect to the consolidated financial statements, schedules, and internal control over financial reporting included in the Annual Report of RPT Realty on Form 10-K for the year ended December 31, 2018. We hereby consent to the incorporation by reference of said reports in the Registration Statements of RPT Realty on Form S-3 (File No. 333-211925) and on Forms S-8 (File No. 333-121008, File No. 333-160168, File No. 333-182514 and File No. 333-22557).

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
February 21, 2019